Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc. for the registration of 12,500,000 shares of common stock and to the incorporation by reference therein of our reports dated February 16, 2024, with respect to the consolidated financial statements of Comstock Resources, Inc., and the effectiveness of internal control over financial reporting of Comstock Resources, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
June 10, 2024